For Release: May 8, 2019
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the first quarter 2019
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for first quarter 2019 earnings, dated May 8, 2019, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Annual Report"), and include such risks and uncertainties as:
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•the uncertain nature of the expected benefits from the acquisition of Great Lakes Educational Loan Services, Inc. ("Great Lakes") on February 7, 2018 and the ability to successfully integrate technology and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 30 percent of the Company's revenue in 2018 and may be extended from June 16, 2019 to December 15, 2019 (but any such extension is not assured), risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that the Company or Company teams may not be successful in obtaining contracts, risks related to the development by the Company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFELP, and private education and consumer loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties related to the ability of ALLO Communications LLC to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks;
•risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Interest income:
Loan interest	$242,333	244,252	197,723
Investment interest	8,253	8,019	5,134
Total interest income	250,586	252,271	202,857
Interest expense:
Interest on bonds and notes payable	191,770	182,732	135,550
Net interest income	58,816	69,539	67,307
Less provision for loan losses	7,000	5,000	4,000
Net interest income after provision for loan losses	51,816	64,539	63,307
Other income:
Loan servicing and systems revenue	114,898	112,761	100,141
Education technology, services, and payment processing revenue	79,159	54,589	60,221
Communications revenue	14,543	13,326	9,189
Other income	9,067	9,998	18,557
Derivative settlements, net	19,035	19,052	6,766
Derivative market value adjustments	(30,574)	(48,895)	60,033
Total other income	206,128	160,831	254,907
Cost of services:
Cost to provide education technology, services, and payment processing services	21,059	15,479	13,683
Cost to provide communications services	4,759	5,033	3,717
Total cost of services	25,818	20,512	17,400
Operating expenses:
Salaries and benefits	111,059	114,247	96,643
Depreciation and amortization	24,213	23,953	18,457
Loan servicing fees to third parties	2,893	2,631	3,136
Other expenses	40,923	46,952	33,417
Total operating expenses	179,088	187,783	151,653
Income before income taxes	53,038	17,075	149,161
Income tax (expense) benefit	(11,391)	4,599	(35,976)
Net income	41,647	21,674	113,185
Net (income) loss attributable to noncontrolling interests	(56)	(48)	740
Net income attributable to Nelnet, Inc.	$41,591	21,626	113,925
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	1.03	0.53	2.78
Weighted average common shares outstanding - basic and diluted	40,373,295	40,810,636	40,950,528

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2019	December 31, 2018	March 31, 2018
Assets:
Loans receivable, net	$21,946,153	22,377,142	21,562,030
Cash, cash equivalents, investments, and notes receivable	305,393	370,717	327,712
Restricted cash	976,744	1,071,044	855,986
Goodwill and intangible assets, net	262,707	271,202	265,648
Other assets	1,230,930	1,130,863	887,026
Total assets	$24,721,927	25,220,968	23,898,402
Liabilities:
Bonds and notes payable	$21,835,723	22,218,740	21,227,349
Other liabilities	555,910	687,449	425,827
Total liabilities	22,391,633	22,906,189	21,653,176
Equity:
Total Nelnet, Inc. shareholders' equity	2,325,996	2,304,464	2,235,753
Noncontrolling interests	4,298	10,315	9,473
Total equity	2,330,294	2,314,779	2,245,226
Total liabilities and equity	$24,721,927	25,220,968	23,898,402

Overview
The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and early-stage and emerging growth companies.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP net income attributable to Nelnet, Inc.	$41,591	21,626	113,925
Realized and unrealized derivative market value adjustments	30,574	48,895	(60,033)
Net tax effect (a)	(7,338)	(11,735)	14,408
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$64,827	58,786	68,300

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.03	0.53	2.78
Realized and unrealized derivative market value adjustments	0.76	1.20	(1.46)
Net tax effect (a)	(0.18)	(0.29)	0.35
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$1.61	1.44	1.67
(a) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.
(b) "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of March 31, 2019, the Company had a $21.9 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 8.7 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")
•Communications - referred to as ALLO Communications ("ALLO")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three months ended March 31, 2019 and 2018  (dollars in millions).
(a) Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.
(b) Total revenue includes "net interest income" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives. Net income excludes changes in fair values of derivatives, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.
Certain events and transactions from 2018 and 2019, which have impacted or will impact the operating results of the Company and its operating segments, are discussed below.
Loan Servicing and Systems
•On February 7, 2018, the Company acquired Great Lakes. The operating results of Great Lakes are reported in the Company's consolidated financial statements from the date of acquisition. Thus, there are three months of Great Lakes' operations included in the three months ended March 31, 2019 as compared to approximately two months of activity in the three months ended March 31, 2018.
•Nelnet Servicing, LLC ("Nelnet Servicing") and Great Lakes have student loan servicing contracts awarded by the Department in June 2009 to provide servicing for loans owned by the Department. As of March 31, 2019, Nelnet Servicing was servicing $183.1 billion of student loans for 5.7 million borrowers under its contract, and Great Lakes was servicing $237.1 billion of student loans for 7.4 million borrowers under its contract. These contracts currently provide for expiration on June 16, 2019.
On April 24, 2019, Nelnet Servicing and Great Lakes received correspondence from the Department's Office of Federal Student Aid ("FSA") indicating the FSA's intent to exercise a six-month extension of the current servicing contracts, from

June 16, 2019 to December 15, 2019. The correspondence served only as a non-binding notice of intent, and any formal extension of the contracts will occur only upon a signed modification to the contracts.
In addition, Nelnet Servicing's current Authority to Operate as a loan servicer for the Department expires on May 31, 2019, and is currently under review for renewal.
FSA is conducting a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for a new framework for the servicing of all student loans owned by the Department. On January 15, 2019, FSA issued solicitations for three NextGen components:
•NextGen Enhanced Processing Solution ("EPS")
•NextGen Business Process Operations ("BPO")
•NextGen Optimal Processing Solution ("OPS")

On April 1, 2019, the Company responded to the EPS component. In addition, the Company is part of teams that currently intend to respond to the BPO and OPS components. The Company cannot predict the timing, nature, or outcome of these solicitations.
•The Company has begun to incur additional costs in 2019 to be responsive to the Department's procurement and develop new private education and consumer loan origination and servicing systems, a multi-year project, which the Company currently expects will decrease future operating margins from recent historical results. For the three months ended March 31, 2019, the before tax and noncontrolling interest operating margin was 17.0 percent, as compared to 18.6 percent in the same period of 2018. The noncontrolling interest represented Great Lakes' 50 percent interest in the GreatNet joint venture, and ceased for financial reporting purposes upon the Company's acquisition of Great Lakes on February 7, 2018.
Education Technology, Services, and Payment Processing
•On November 20, 2018, the Company acquired Tuition Management Systems ("TMS"), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the Company’s customer base. The results of TMS’ operations are reported in the Company’s consolidated financial statements from the date of acquisition.
•In October 2018, the Company terminated its investment in a proprietary payment processing platform. These expense reductions increased before tax operating margin (income before income taxes divided by net revenue) for the three months ended March 31, 2019 to 43.0 percent, as compared to 37.8 percent in the same period of 2018.
•This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.
Communications
•ALLO recognized a loss of $4.8 million for the three months ended March 31, 2019, as compared to a loss of $7.0 million for the same period in 2018. The decrease in ALLO's net loss in 2019, as compared to 2018, was primarily due to a decrease in interest expense. ALLO recognized $2.5 million of interest expense to Nelnet, Inc. (parent company) during the three-month period ended March 31, 2018. Subsequent to October 1, 2018, ALLO will not report interest expense in its income statement related to amounts contributed to ALLO from Nelnet, Inc. due to a recapitalization of ALLO.
•ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the first quarter of 2019, ALLO had positive EBITDA of $1.0 million, compared with negative EBITDA of $1.8 million for the same period in 2018. EBITDA is a supplemental non-GAAP performance measure which the Company believes provides useful additional information regarding a key metric used by management to assess ALLO's performance. See "Communications Financial and Operating Data" below for additional information regarding the computation and use of EBITDA for ALLO.

•ALLO has made significant investments in its communications network and currently provides fiber directly to homes and businesses in eight communities in Nebraska and one in Colorado. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest. ALLO began providing services in Lincoln, Nebraska in September 2016 as part of a multi-year project to pass substantially all commercial and residential properties in the community. As of the end of the first quarter of 2019, the build-out of the Lincoln community was substantially complete. For the three months ended March 31, 2019, ALLO's capital expenditures were $12.0 million. The Company anticipates total ALLO network capital expenditures for the remainder of 2019 (April 1, 2019 - December 31, 2019) will be approximately $40 million. However, this amount could change based on customer demand for ALLO's services.
•The Company currently anticipates ALLO's operating results will be dilutive to the Company's consolidated earnings as it continues to build and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
Asset Generation and Management
•The Company's average balance of loans increased to $22.3 billion for the first quarter of 2019, compared with $21.9 billion for the same period in 2018. Core loan spread increased to 1.30% for the quarter ended March 31, 2019, compared with 1.29% for the same period in 2018. Management believes core loan spread is a useful supplemental non-GAAP measure that reflects adjustments for derivative settlements related to net interest income (loan spread). However, there is no comprehensive authoritative guidance for the presentation of this measure, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Other than consumer loans funded in the Company's consumer loan warehouse facility that closed on January 11, 2019, consumer loans were and continue to be funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, these loans do not have a cost of funds (debt) associated with them. Core loan spread, excluding consumer loans, would have been 1.22% and 1.25% for the three months ended March 31, 2019 and 2018, respectively.
The Company recognized $27.1 million and $25.8 million in fixed rate floor income during the three months ended March 31, 2019 and 2018, respectively (which includes $16.7 million and $8.6 million of settlement payments received on derivatives used to hedge student loans earning fixed rate floor income). Fixed rate floor income contributed 50 basis points and 48 basis points of core loan spread for the three months ended March 31, 2019 and 2018, respectively.
•Provision for loan losses was $7.0 million and $4.0 million for the three months ended March 31, 2019 and 2018, respectively.
Provision for loan losses for federally insured loans was $2.0 million for each of the three months ended March 31, 2019 and 2018.
Provision for loan losses for consumer loans was $5.0 million and $2.0 million for the three months ended March 31, 2019 and 2018, respectively. The increase in provision was a result of the increased amount of consumer loan purchases during the 2019 period.
Corporate and Other Activities
•The Company adopted a new lease accounting standard effective January 1, 2019. The most significant impact of the standard to the Company relates to (1) the recognition of new right-of-use ("ROU") assets and lease liabilities on its balance sheet primarily for office, data center, and dark fiber operating leases; (2) the deconsolidation of assets and liabilities for certain sale-leaseback transactions arising from build-to-suit lease arrangements for which construction was completed and the Company is leasing the constructed assets that did not qualify for sale accounting prior to the adoption of the new standard; and (3) significant new disclosures about the Company’s leasing activities.
Adoption of the new standard resulted in recognizing lease liabilities of $33.7 million based on the present value of the remaining minimum rental payments. In addition the Company recognized ROU assets of $32.8 million, which corresponds to the lease liabilities reduced by deferred rent expense as of the effective date. The Company also deconsolidated total assets of $43.8 million and total liabilities of $34.8 million for entities that had been consolidated due to sale-leaseback transactions that failed to qualify for recognition as sales under the prior guidance. Deconsolidation of these entities reduced noncontrolling interests by $6.1 million.
Liquidity and Capital Resources
•As of March 31, 2019, the Company had cash and cash equivalents of $74.9 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $52.7 million as of March 31, 2019.
•As of March 31, 2019, the Company's $382.5 million unsecured line of credit had $320.0 million outstanding and $62.5 million was available for future use.

•The Company has repurchased certain of its own asset-backed securities (bonds and notes payable) in the secondary market. For accounting purposes, these notes are eliminated in consolidation and are not included in the Company's consolidated financial statements. However, these securities remain legally outstanding at the trust level and the Company could sell these notes to third parties or redeem the notes at par as cash is generated by the trust estate. Upon a sale of these notes to third parties, the Company would obtain cash proceeds equal to the market value of the notes on the date of such sale. As of March 31, 2019, the Company holds $15.0 million (par value) of its own asset-backed securities.
•The Company has historically generated positive cash flow from operations. However, during the three months ended March 31, 2019, the Company used $139.7 million in operating activities. Items that negatively impacted cash from operating activities for the three months ended March 31, 2019 included:
•Net payments to the clearinghouse due to a decrease in the fair value of the Company's derivative portfolio during the period;
•An increase in accrued interest receivable during the period due to the number of borrowers utilizing income-based repayment plans;
•An increase in accounts receivable during the period due to the timing of collection from customers;
•An increase in other assets during the period due to an increase in current income taxes receivable and the qualification and recognition of certain tax incentives; and
•A decrease in “due to customers” (liability) during the period due to a corresponding decrease in cash collected from customers for tuition payment plans that were remitted to schools. These accounts fluctuate with the fall and spring school terms based on the timing of when the Company collects tuition payments from customers and remits such payments to schools, resulting in these balances being significantly lower as of March 31 as compared to the balances as of December 31.
•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of March 31, 2019, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $2.16 billion, of which approximately $1.14 billion is expected to be generated over the next approximately five years (April 1, 2019 through December 31, 2023).
The estimated forecasted cash flow as of March 31, 2019 ($2.16 billion) increased $0.06 billion from the Company's estimated forecasted cash flow as of December 31, 2018 ($2.10 billion). This increase was due to additional estimated cash flows from the completion of an asset-backed securitization during the first quarter of 2019; a change in call mechanic assumptions regarding the Turbo Transactions that resulted in the estimated release of unencumbered assets from these transactions being deferred to later periods, resulting in additional estimated cash flows from assets included in these transactions; and a decrease in the forward yield curve, which increased the amount of expected fixed rate floor income to be earned on loans in the asset-backed securitizations. These amounts were partially offset by the amount of cash released from the asset-backed securitizations during the first quarter of 2019.
•During the three months ended March 31, 2019, the Company repurchased a total of 301,327 shares of Class A common stock for $16.4 million ($54.29 per share). As of March 31, 2019, 2.0 million shares remained authorized for repurchase under the Company's stock repurchase program. On May 8, 2019, the Board of Directors authorized a new stock repurchase program to repurchase up to a total of five million shares of the Company's Class A common stock during the three-year period ending May 7, 2022. The five million shares authorized under the new program include the remaining unrepurchased shares from the prior program, which the new program replaces.
•During the three months ended March 31, 2019, the Company paid cash dividends of $7.2 million ($0.18 per share). In addition, the Company's Board of Directors has declared a second quarter 2019 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.18 per share. The second quarter cash dividend will be paid on June 14, 2019 to shareholders of record at the close of business on May 31, 2019.
•The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO’s telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.

Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended March 31, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$497	2,017	2	246,867	2,053	(851)	250,586
Interest expense	—	8	—	188,799	3,814	(851)	191,770
Net interest income (expense)	497	2,009	2	58,068	(1,761)	—	58,816
Less provision for loan losses	—	—	—	7,000	—	—	7,000
Net interest income (loss) after provision for loan losses	497	2,009	2	51,068	(1,761)	—	51,816
Other income:
Loan servicing and systems revenue	114,898	—	—	—	—	—	114,898
Intersegment servicing revenue	12,217	—	—	—	—	(12,217)	—
Education technology, services, and payment processing revenue	—	79,159	—	—	—	—	79,159
Communications revenue	—	—	14,543	—	—	—	14,543
Other income	2,074	—	125	3,525	3,344	—	9,067
Derivative settlements, net	—	—	—	19,035	—	—	19,035
Derivative market value adjustments, net	—	—	—	(30,574)	—	—	(30,574)
Total other income	129,189	79,159	14,668	(8,014)	3,344	(12,217)	206,128
Cost of services:
Cost to provide education technology, services, and payment processing services	—	21,059	—	—	—	—	21,059
Cost to provide communications services	—	—	4,759	—	—	—	4,759
Total cost of services	—	21,059	4,759	—	—	—	25,818
Operating expenses:
Salaries and benefits	66,220	23,008	4,737	378	16,716	—	111,059
Depreciation and amortization	8,871	3,510	7,362	—	4,469	—	24,213
Loan servicing fees to third parties	—	—	—	2,893	—	—	2,893
Other expenses	18,928	5,311	3,477	944	12,262	—	40,923
Intersegment expenses, net	13,758	3,299	664	12,287	(17,791)	(12,217)	—
Total operating expenses	107,777	35,128	16,240	16,502	15,656	(12,217)	179,088
Income (loss) before income taxes	21,909	24,981	(6,329)	26,552	(14,073)	—	53,038
Income tax (expense) benefit	(5,258)	(5,995)	1,519	(6,372)	4,716	—	(11,391)
Net income (loss)	16,651	18,986	(4,810)	20,180	(9,357)	—	41,647
Net income attributable to noncontrolling interests	—	—	—	—	(56)	—	(56)
Net income (loss) attributable to Nelnet, Inc.	$16,651	18,986	(4,810)	20,180	(9,413)	—	41,591

	Three months ended December 31, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$421	1,526	2	248,620	2,271	(569)	252,271
Interest expense	—	5	—	181,632	1,664	(569)	182,732
Net interest income	421	1,521	2	66,988	607	—	69,539
Less provision for loan losses	—	—	—	5,000	—	—	5,000
Net interest income (loss) after provision for loan losses	421	1,521	2	61,988	607	—	64,539
Other income:
Loan servicing and systems revenue	112,761	—	—	—	—	—	112,761
Intersegment servicing revenue	12,412	—	—	—	—	(12,412)	—
Education technology, services, and payment processing revenue	—	54,589	—	—	—	—	54,589
Communications revenue	—	—	13,326	—	—	—	13,326
Other income	2,088	—	125	3,333	4,451	—	9,998
Derivative settlements, net	—	—	—	19,050	2	—	19,052
Derivative market value adjustments, net	—	—	—	(49,229)	334	—	(48,895)
Total other income	127,261	54,589	13,451	(26,846)	4,787	(12,412)	160,831
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,479	—	—	—	—	15,479
Cost to provide communications services	—	—	5,033	—	—	—	5,033
Total cost of services	—	15,479	5,033	—	—	—	20,512
Operating expenses:
Salaries and benefits	69,046	22,528	5,495	343	16,834	—	114,247
Depreciation and amortization	8,837	3,422	6,792	—	4,902	—	23,953
Loan servicing fees to third parties	—	—	—	2,631	—	—	2,631
Other expenses	15,746	13,188	3,089	920	14,010	—	46,952
Intersegment expenses, net	15,074	3,051	776	12,927	(19,416)	(12,412)	—
Total operating expenses	108,703	42,189	16,152	16,821	16,330	(12,412)	187,783
Income (loss) before income taxes	18,979	(1,558)	(7,732)	18,321	(10,936)	—	17,075
Income tax (expense) benefit	(4,555)	374	1,856	(4,397)	11,321	—	4,599
Net income (loss)	14,424	(1,184)	(5,876)	13,924	385	—	21,674
Net income attributable to noncontrolling interests	—	—	—	—	(48)	—	(48)
Net income (loss) attributable to Nelnet, Inc.	$14,424	(1,184)	(5,876)	13,924	337	—	21,626

	Three months ended March 31, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$257	665	1	200,334	4,751	(3,150)	202,857
Interest expense	—	—	2,509	134,233	1,958	(3,150)	135,550
Net interest income (expense)	257	665	(2,508)	66,101	2,793	—	67,307
Less provision for loan losses	—	—	—	4,000	—	—	4,000
Net interest income (loss) after provision for loan losses	257	665	(2,508)	62,101	2,793	—	63,307
Other income:
Loan servicing and systems revenue	100,141	—	—	—	—	—	100,141
Intersegment servicing revenue	10,771	—	—	—	—	(10,771)	—
Education technology, services, and payment processing revenue	—	60,221	—	—	—	—	60,221
Communications revenue	—	—	9,189	—	—	—	9,189
Other income	1,292	—	—	3,351	13,914	—	18,557
Derivative settlements, net	—	—	—	6,926	(160)	—	6,766
Derivative market value adjustments, net	—	—	—	58,571	1,462	—	60,033
Total other income	112,204	60,221	9,189	68,848	15,216	(10,771)	254,907
Cost of services:
Cost to provide education technology, services, and payment processing services	—	13,683	—	—	—	—	13,683
Cost to provide communications services	—	—	3,717	—	—	—	3,717
Total cost of services	—	13,683	3,717	—	—	—	17,400
Operating expenses:
Salaries and benefits	58,537	19,067	4,063	382	14,594	—	96,643
Depreciation and amortization	6,069	3,341	4,921	—	4,126	—	18,457
Loan servicing fees to third parties	—	—	—	3,136	—	—	3,136
Other expenses	14,463	4,624	2,638	848	10,845	—	33,417
Intersegment expenses, net	13,356	2,567	605	10,865	(16,622)	(10,771)	—
Total operating expenses	92,425	29,599	12,227	15,231	12,943	(10,771)	151,653
Income (loss) before income taxes	20,036	17,604	(9,263)	115,718	5,066	—	149,161
Income tax (expense) benefit	(5,003)	(4,225)	2,223	(27,773)	(1,199)	—	(35,976)
Net income (loss)	15,033	13,379	(7,040)	87,945	3,867	—	113,185
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(68)	—	740
Net income (loss) attributable to Nelnet, Inc.	$15,841	13,379	(7,040)	87,945	3,799	—	113,925

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below.  Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management.  There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.  See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Variable loan interest margin	$43,951	51,732	46,884
Settlements on associated derivatives (a)	2,334	901	(1,664)
Variable loan interest margin, net of settlements on derivatives	46,285	52,633	45,220
Fixed rate floor income	10,425	11,452	17,247
Settlements on associated derivatives (b)	16,701	18,148	8,590
Fixed rate floor income, net of settlements on derivatives	27,126	29,600	25,837
Investment interest	8,253	8,019	5,134
Corporate debt interest expense	(3,813)	(1,664)	(1,958)
Non-portfolio related derivative settlements (c)	—	3	(160)
Net interest income (net of settlements on derivatives)	$77,851	88,591	74,073

(a) Includes the net settlements received (paid) related to the Company’s 1:3 basis swaps.

(b) Includes the net settlements received related to the Company’s floor income interest rate swaps.

(c) Includes the net settlements paid related to the Company’s hybrid debt hedges.

Loan Servicing and Systems Revenue
The following table provides disaggregated revenue by service offering for the Loan Servicing and Systems operating segment. The Company purchased Great Lakes on February 7, 2018. The results of Great Lakes' operations are reported in the Company's consolidated financial statements from the date of acquisition.

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Government servicing - Nelnet	$39,640	39,075	39,327
Government servicing - Great Lakes	47,077	46,191	30,754
Private education and consumer loan servicing	9,480	9,484	13,101
FFELP servicing	6,695	7,283	7,691
Software services	9,741	8,468	7,589
Outsourced services and other	2,265	2,260	1,679
Loan servicing and systems revenue	$114,898	112,761	100,141

Loan Servicing Volumes

	As of
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019
Servicing volume (dollars in millions):
Nelnet
Government	$172,669	176,605	176,179	179,283	179,507	183,093
FFELP	27,262	26,969	37,599	37,459	36,748	35,917
Private and consumer	11,483	12,116	15,016	15,466	15,666	16,065
Great Lakes
Government	—	242,063	241,902	232,741	232,694	237,050
FFELP (a)	—	11,136	—	—	—	—
Private and consumer (a)	—	1,927	31	—	—	—
Total	$211,414	470,816	470,727	464,949	464,615	472,125

Number of servicing borrowers:
Nelnet
Government	5,877,414	5,819,286	5,745,181	5,805,307	5,771,923	5,708,582
FFELP	1,420,311	1,399,280	1,787,419	1,754,247	1,709,853	1,650,785
Private and consumer	502,114	508,750	672,520	692,763	696,933	699,768
Great Lakes
Government	—	7,456,830	7,378,875	7,486,311	7,458,684	7,385,284
FFELP (a)	—	461,553	—	—	—	—
Private and consumer (a)	—	118,609	3,987	—	—	—
Total	7,799,839	15,764,308	15,587,982	15,738,628	15,637,393	15,444,419

Number of remote hosted borrowers:	2,812,713	6,207,747	6,145,981	6,406,923	6,393,151	6,332,261

(a) During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education servicing volume to Nelnet Servicing's platform to leverage the efficiencies of supporting more volume on  fewer systems.

Education Technology, Services, and Payment Processing

The following table provides disaggregated revenue by servicing offering for the Education Technology, Services, and Payment Processing operating segment.

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Tuition payment plan services	$30,173	22,171	23,043
Payment processing	28,979	21,381	19,926
Education technology and services	19,709	10,744	16,975
Other	298	293	277
Education technology, services, and payment processing revenue	$79,159	54,589	60,221

Communications Financial and Operating Data

Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended
	March 31, 2019		December 31, 2018		March 31, 2018
Residential revenue	$11,065	76.1%	$10,067	75.5%	$6,747	73.4%
Business revenue	3,414	23.5	3,197	24.0	2,381	25.9
Other	64	0.4	62	0.5	61	0.7
Communications revenue	$14,543	100.0%	$13,326	100.0%	$9,189	100.0%

Internet	$8,449	58.1%	$7,529	56.5%	$4,696	51.1%
Television	3,898	26.8	3,678	27.6	2,784	30.3
Telephone	2,167	14.9	2,092	15.7	1,691	18.4
Other	29	0.2	27	0.2	18	0.2
Communications revenue	$14,543	100.0%	$13,326	100.0%	$9,189	100.0%

Net loss	$(4,810)		(5,876)		(7,040)
EBITDA (a)	1,031		(942)		(1,834)

Capital expenditures	11,958		20,650		17,899

	As of March 31, 2019	As of December 31, 2018	As of September 30, 2018	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017
Residential customer information:
Households served	40,338	37,351	32,529	27,643	23,541	20,428
Households passed (b)	127,253	122,396	110,687	98,538	84,475	71,426
Households served/passed	31.7%	30.5%	29.4%	28.1%	27.9%	28.6%
Total households in current markets (c)	152,840	152,840	142,602	137,500	137,500	137,500

(a) Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below:

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net loss	$(4,810)	(5,876)	(7,040)
Net interest (income) expense	(2)	(2)	2,508
Income tax benefit	(1,519)	(1,856)	(2,223)
Depreciation and amortization	7,362	6,792	4,921
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$1,031	(942)	(1,834)
(b) Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.
(c) During the third quarter of 2018, ALLO began providing service in Fort Morgan, Colorado. During the fourth quarter of 2018, ALLO began providing service in Hastings, Nebraska.
Other Income

The following table summarizes the components of "other income."

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Borrower late fee income	$3,512	3,308	2,983
Management fee revenue	1,872	1,824	1,161
Investment advisory fees	711	1,840	1,593
(Loss) gain on investments and notes receivable, net	(427)	(1,926)	8,688
Other	3,399	4,952	4,132
Other income	$9,067	9,998	18,557

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
1:3 basis swaps	$2,334	901	(1,664)
Interest rate swaps - floor income hedges	16,701	18,148	8,590
Interest rate swaps - hybrid debt hedges	—	3	(160)
Total derivative settlements - income (expense)	$19,035	19,052	6,766

Loans Receivable

Loans receivable consisted of the following:

	As of	As of	As of
	March 31, 2019	December 31, 2018	March 31, 2018
Federally insured student loans:
Stafford and other	$4,901,934	4,969,667	4,363,159
Consolidation	16,778,679	17,186,229	17,098,389
Total	21,680,613	22,155,896	21,461,548
Private education loans	211,029	225,975	194,310
Consumer loans	191,001	138,627	77,855
	22,082,643	22,520,498	21,733,713
Loan discount, net of unamortized loan premiums and deferred origination costs	(43,602)	(53,572)	(103,542)
Non-accretable discount	(31,110)	(29,396)	(12,847)
Allowance for loan losses:
Federally insured loans	(40,934)	(42,310)	(38,374)
Private education loans	(10,587)	(10,838)	(12,255)
Consumer loans	(10,257)	(7,240)	(4,665)
	$21,946,153	22,377,142	21,562,030
Loan Activity

The following table sets forth the activity of loans:

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Beginning balance	$22,520,498	22,672,757	21,995,877
Loan acquisitions:
Federally insured student loans	270,015	584,034	584,586
Private education loans	—	68,143	—
Consumer loans	70,121	40,097	23,354
Total loan acquisitions	340,136	692,274	607,940
Repayments, claims, capitalized interest, and other	(504,720)	(567,811)	(622,284)
Consolidation loans lost to external parties	(273,271)	(276,722)	(247,820)
Ending balance	$22,082,643	22,520,498	21,733,713

Loan Spread Analysis
The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Variable loan yield, gross	5.04%	4.89%	4.15%
Consolidation rebate fees	(0.84)	(0.84)	(0.85)
Discount accretion, net of premium and deferred origination costs amortization	0.03	0.03	0.07
Variable loan yield, net	4.23	4.08	3.37
Loan cost of funds - interest expense	(3.47)	(3.24)	(2.53)
Loan cost of funds - derivative settlements (a) (b)	0.04	0.02	(0.03)
Variable loan spread	0.80	0.86	0.81
Fixed rate floor income, gross	0.19	0.21	0.32
Fixed rate floor income - derivative settlements (a) (c)	0.31	0.32	0.16
Fixed rate floor income, net of settlements on derivatives	0.50	0.53	0.48
Core loan spread (d)	1.30%	1.39%	1.29%

Average balance of loans	$22,313,270	22,583,222	21,871,501
Average balance of debt outstanding	21,989,065	22,232,428	21,449,449

(a)  Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table.

(b) Derivative settlements include the net settlements received (paid) related to the Company’s 1:3 basis swaps.
(c)  Derivative settlements include the net settlements received related to the Company’s floor income interest rate swaps.
(d) Other than consumer loans funded in the Company's consumer loan warehouse facility that closed on January 11, 2019, consumer loans were and continue to be funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, these loans do not have a cost of funds (debt) associated with them. The average balance of consumer loans outstanding for the three months ended March 31, 2019 and 2018 was $159.2 million and $67.1 million, respectively, and the average balance outstanding on the consumer loan warehouse facility for the three months ended March 31, 2019 was $77.2 million. Core loan spread, excluding consumer loans, would have been 1.22% and 1.25% for the three months ended March 31, 2019 and 2018, respectively.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.29%
1.29%
1.30%
1.39%
1.30%
0.08%
0.08%
0.08%
0.81%
0.86%
0.80%
-0.05%
0.70%
0.73%
-0.02%
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Core
Variable
Asset/Liability Base Rate Spread

(a) The interest earned on the majority of the Company's FFELP student loan assets is indexed to the one-month
LIBOR rate. The Company funds a large portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on loan spread. This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.
The primary difference between variable loan spread and core loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Fixed rate floor income, gross	$10,425	11,452	17,247
Derivative settlements (a)	16,701	18,148	8,590
Fixed rate floor income, net	$27,126	29,600	25,837
Fixed rate floor income contribution to spread, net	0.50%	0.53%	0.48%

(a) Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of March 31, 2019.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
5.0 - 5.49%	5.35%	2.71%	$293,620
5.5 - 5.99%	5.67%	3.03%	350,624
6.0 - 6.49%	6.19%	3.55%	386,383
6.5 - 6.99%	6.70%	4.06%	377,268
7.0 - 7.49%	7.17%	4.53%	131,473
7.5 - 7.99%	7.71%	5.07%	227,415
8.0 - 8.99%	8.18%	5.54%	529,755
> 9.0%	9.05%	6.41%	198,654
			$2,495,192

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of March 31, 2019, the weighted average estimated variable conversion rate was 4.29% and the short-term interest rate was 254 basis points.

The following table summarizes the outstanding derivative instruments as of March 31, 2019 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2019	$1,500,000	0.98%
2020	1,500,000	1.01
2021	100,000	2.95
2023	400,000	2.24
2024	200,000	2.27
	$3,700,000	1.25%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.